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                                   EXHIBIT 16





     Securities and Exchange Commission
     Washington D.C.  20549


     We were previously the independent accountants for Quantech Ltd., and on September 12, 2001 we reported on the consolidated financial statements of Quantech Ltd. and subsidiary of and for the two years ended June 30, 2001. On October 9, 2002 we resigned as independent accountants of Quantech Ltd. We have read Quantech Ltd.'s statements included under Item 4 of its Form 8-K for October 10, 2002, and we agree with such statements.


                                                     McGladrey & Pullen, LLP



     Minneapolis, MN
     October 10, 2002